Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form F-4 of Brookfield Asset Management Ltd. of our report dated March 1, 2021, with respect to the consolidated financial statements and financial statement schedules II to IV of American Equity Investment Life Holding Company, incorporated by reference in the Form F-4 of Brookfield Asset Management Ltd. dated October 11, 2023 and to the reference to our firm under the heading “Experts” in such registration statement.

/s/ KPMG LLP

Des Moines, Iowa

October 11, 2023